Exhibit 5.1

ROBINSON BRADSHAW & HINSON

February 3, 2012

World Acceptance Corporation
108 Frederick Street
Greenville, South Carolina  29607

Re:	Registration Statement on Form S-8 for World Acceptance Corporation

Ladies and Gentlemen:

We have served as counsel to World Acceptance Corporation, a South Carolina corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of up to 1,500,000 shares of the Company’s common stock, no par value per share (the “Shares”) that may be issued by the Company pursuant to the World Acceptance Corporation 2011 Stock Option Plan (the “Plan”).

In so acting as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended and restated to date, the Plan, and such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinion set forth below.  In all such examinations, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to all questions of fact material to the opinion expressed below that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates or comparable documents and statements of public officials and representatives of the Company.

The opinion expressed below is limited to the laws of the State of South Carolina, and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect this opinion.

Based upon the foregoing and subject to the conditions set forth herein, it is our opinion that the Shares have been duly authorized by the Company and, if and when originally issued against receipt of the consideration for which authorized in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

Attorneys at Law
101 North Tryon Street, Suite 1900, Charlotte, NC 28246
Charlotte, NC      Chapel Hill, NC      Rock Hill, SC
www.rbh.com

ROBINSON BRADSHAW & HINSON

World Acceptance Corporation
February 3, 2012

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.

ROBINSON, BRADSHAW & HINSON, P.A